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                                                                     EXHIBIT 5.l

                      [ANDREWS & KURTH L.L.P. LETTERHEAD]





                                 March 17, 2000

Board of Directors
Lexicon Genetics Incorporated
4000 Research Forest Drive
The Woodlands, Texas 77381

Gentlemen:

                  We have acted as counsel to Lexicon Genetics Incorporated, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of the Registration Statement on Form S-1 filed by the Company with the Commission on February 9, 2000, as amended on March 1, 2000 and March 17, 2000 (the "Registration Statement"), with respect to the offering and sale by the Company of up to 11,500,000 shares (the "Shares") of common stock, par value $0.001 per share (the "Common Stock"), of the Company. This opinion also relates to any registration statement of the Company relating to the registration of additional shares of Common Stock pursuant to Rule 462(b) under the Act.

                  We have examined originals or copies of (i) the Amended and Restated Certificate of Incorporation of the Company; (ii) the Amended and Restated Bylaws of the Company; (iii) certain resolutions of the Board of Directors and the stockholders of the Company; and (iv) such other documents and records as we have deemed necessary and relevant for purposes hereof. We have relied upon certificates of public officials and officers of the Company as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. We have not independently verified any factual matter relating to this opinion.

                  We have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as copies, and the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies.

                  Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

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                      [ANDREWS & KURTH L.L.P. LETTERHEAD]


Lexicon Genetics Incorporated
March 17, 2000
Page 2


                  The issuance of the Common Stock has been duly authorized, and when issued and delivered by the Company against payment therefor as described in the Registration Statement, such shares will be validly issued, fully paid and nonassessable.

                  The foregoing opinion is based on and is limited to the General Corporation Law of the State of Delaware and the relevant laws of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

                  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit l to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus contained in the Registration Statement. By giving such consent, we do not admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder. This opinion may be incorporated by reference in a registration statement of the Company relating to the registration of additional shares of Common Stock pursuant to Rule 462(b) under the Securities Act, in which case the opinions expressed herein will apply to the additional shares registered thereunder.

                                                     Very truly yours,